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                                   KIRKLAND & ELLIS

                               200 East Randolph Drive
                               Chicago, Illinois 60601

                                    (312) 861-2000



                                                                      EXHIBIT 8

                                    June 17, 1999

CenterPoint Properties Trust
1808 Swift Road
Oak Brook, Illinois 60523

          Re:  Qualifications of CenterPoint Properties Trust as a REIT

Dear Ladies and Gentlemen:

     We have acted as special counsel to CenterPoint Properties Trust, a Maryland real estate investment trust (the "Company") in connection with the Company's registration of certain of its Series B Preferred Stock as set forth in the Prospectus Supplement to be filed with the Securities and Exchange Commission (the "Supplement"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Supplement.

     You have requested our opinion concerning whether the Company is qualified to be taxed, for federal income tax purposes, as a real estate investment trust ("REIT") under Section 856 of the Internal Revenue Code of 1986, as amended (the "Code").

     In rendering these opinions, we have examined and relied upon, with your consent, the descriptions of the Company and its investments, activities, operations and governance, as set forth in the following documents:

1. the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on April 3, 1998 (File No. 333-49359), and declared effective on April 13, 1998 (the "Registration Statement");

2.   the Supplement; and

3. such other documents as we have deemed relevant for the purpose of rendering the opinions set forth herein, including certifications as to certain matters of fact by a responsible officer

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     of the Company (the "Officer's Certificate") (these enumerated and unenumerated documents are referred to as the "Relevant Documents").

     We have assumed the genuineness of all signatures on originals or copies, the legal capacity of natural persons, the authority of any individual or individuals who executed any such documents on behalf of any other person, the authenticity of all documents submitted to us as originals, the accuracy of copies, and the conformity to originals or certified copies of all copies submitted to us as certified or reproduction copies.

     For the purpose of rendering this opinion, we have not made an independent investigation of the facts set forth in any of the Relevant Documents, including without limitation, the Registration Statement, the Supplement, and the Officer's Certificate. We have consequently relied upon your factual representations that the information presented in the Relevant Documents or otherwise furnished to us accurately and completely describes all material facts relevant to these opinions.

     Our opinions herein are based upon the current provisions of the Code, currently applicable Treasury Regulations promulgated or proposed thereunder, currently published administrative rulings, judicial decisions and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretations, both prospectively and retroactively, and such changes or interpretations, as well as any change in the facts as they have been represented to us or assumed by us, could affect our opinions. Our opinions are rendered only as of the date hereof and we take no responsibility to update these opinions after this date. Our opinions do not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

     Based upon the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. The Company is organized in conformity with the requirements for qualification as a REIT under the Code.

2. The Company has met the requirements to qualify as a REIT for its taxable years ending prior to the date hereof. If results of operations for its current taxable year and subsequent taxable years are in accordance with expectations set forth in the Officer's Certificate, the Registration Statement and the Supplement, the Company will continue to so qualify.

     It should be noted that whether the Company will qualify as a REIT under the Code in the current taxable year and future taxable years will depend upon whether the Company continues to meet the various qualification tests imposed under the Code through actual annual operating results. We express no opinion as to whether the actual results of the Company's operations for any such taxable year will satisfy such requirements.

     This opinion is being delivered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or

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entity without our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the Company providing a copy of this opinion to the New York Stock Exchange. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Kirkland & Ellis
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KIRKLAND & ELLIS